UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  November 21, 2018

STOCK YARDS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Kentucky	1-13661	61-1137529
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1040 East Main Street, Louisville, Kentucky, 40206
(Address of principal executive offices)

(502) 582-2571
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Succession

Stock Yards Bancorp, Inc. (the “Company”) issued a press release on November 21, 2018, announcing Nancy B. Davis’ upcoming retirement and the Company’s decisions regarding succession in its executive leadership.

Ms. Davis, currently Chief Financial Officer of the Company, entered into an Executive Transition Agreement (the “Transition Agreement”) on November 21, 2018 with the Company under which she will retire as Chief Financial Officer of the Company effective April 30, 2019.

The Company also announced that, effective May 1, 2019, T. Clay Stinnett, now the Company’s Chief Strategic Officer, will assume the position of Chief Financial Officer and Michael B. Newton has joined the Company, effective November 21, 2018, to serve in the newly-created position of Principal Accounting Officer. Messrs. Stinnett and Newton will hold those same offices beginning at the same dates, with the Company’s banking subsidiary, Stock Yards Bank & Trust Company (the “Bank”).

Between now and her retirement date, Ms. Davis will remain actively employed and continue to serve as Chief Financial Officer of the Company and the Bank and assist in Mr. Newton’s orientation and development, assigning him such of her duties as are appropriate to the new role.

Ms. Davis, age 63, was appointed Chief Financial Officer in 1993 and was named Executive Vice President in 1999. Ms. Davis joined the Bank in 1991.

Mr. Stinnett, age 45, was appointed Executive Vice President and Chief Strategic Officer in 2011. Prior thereto, he served as Senior Vice President and Chief Strategic Officer of the Bank since 2005.  Mr. Stinnett joined the Bank in 2000 as Vice President-Finance.

Mr. Newton, age 42, will hold the position of Senior Vice President and Principal Accounting Officer.  Mr. Newton will supervise a range of areas, including general accounting; SEC, regulatory and internal management reporting; the Bank’s treasury function; and budgeting.  Prior to joining the Company, he was employed for 15 years at Republic Bank & Trust Company, Louisville, Kentucky, most recently as Vice President and Controller.

Neither Mr. Stinnett nor Mr. Newton has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Davis Transition Agreement

Ms. Davis and the Company, along with the Bank, entered into the Transition Agreement on November 21, 2018.  Pursuant to the terms of the Transition Agreement, Ms. Davis will begin to transition some duties regarding accounting operations to Mr. Newton beginning immediately and will cease her role as Chief Financial Officer (“CFO”) effective April 30, 2019.  For twelve months thereafter, she will make herself available to the Bank on a consulting basis, if requested.

Ms. Davis’ base compensation will remain at its current level through April 30, 2019.  The Transition Agreement provides that any annual cash bonus payable to Ms. Davis in 2019 for 2018 performance will be determined by the Compensation Committee of the Company’s Board of Directors based on its assessment of the extent to which previously-established performance goals have been achieved, in the same manner as for other executive officers.  No additional incentive compensation will be paid for the period between the end of 2018 and Ms. Davis’ retirement date.

The Transition Agreement also details how Ms. Davis’ retirement impacts her rights under various equity awards and benefit plans and agreements with the Company and makes certain amendments to past awards. In general, vested stock appreciation rights (“SARs”) already provide that Ms. Davis will continue to have the right to exercise those SARs until the expiration of the SAR’s respective 10-year terms. The Transition Agreement provides for 100% vesting of those SARs that would not have otherwise been vested on Ms. Davis’s retirement date, and that these newly-vested SARs will continue to be exercisable for the remainder of their 10-year terms.  In addition, the Transition Agreement amends the terms of each of Ms. Davis’ outstanding performance-based share unit awards (“PSUs”) to provide that she will be entitled to receive the entire amount earned under those awards based upon the Compensation Committee’s review and certification of the Company’s applicable performance results, without proration for any portions of the applicable performance periods that continued after her retirement date.

Ms. Davis’ Change in Control Severance Agreement will be terminated effective April 30, 2019 when she retires.

In exchange for the consideration specified in the Transition Agreement, Ms. Davis has agreed to sign a general release of claims on her retirement date, and has agreed to certain covenants regarding noncompetition, confidentiality and cooperation.

The foregoing is only a summary of certain terms of the Transition Agreement, which is qualified in its entirety by Exhibit 10.1, incorporated by reference herein.

Item 7.01     Regulation FD Disclosure.

On November 21, 2018, the Company issued a press release announcing Ms. Davis’ upcoming retirement and the Company’s appointment of Messrs. Stinnett and Newton to their new positions. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8‑K.

Item 9.01     Financial Statements and Exhibits.

(d)  Exhibits

The following items are filed as exhibits to this Current Report on Form 8-K:

10.1            Executive Transition Agreement among Stock Yards Bank & Trust Company, Stock Yards Bancorp, Inc. and Nancy B. Davis, dated November 21, 2018

99.1            Press Release dated November 21, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 23, 2018	STOCK YARDS BANCORP, INC.

	By:	/s/ Nancy B. Davis
Nancy B. Davis, Executive Vice President, Treasurer and Chief Financial Officer